AMENDMENT TO LONG TERM INCENTIVE AWARD AGREEMENT

The Long Term Incentive Award Agreement between Northwest Natural Gas Company, an Oregon corporation (the “Company”), and ________ (“Recipient”) dated February 25, 2015 (the “Agreement”), is hereby amended as follows:

1.    Section 4.4 of the Agreement is amended to read in its entirety as follows:

“4.4    “Retirement” shall mean termination of employment after Recipient is (a) age 62 with at least five years of service as an employee of the Company, or (b) age 55 with age plus years of service (including fractions) as an employee of the Company totaling at least 70.”

2.	Except as otherwise provided herein, all other provisions of the Agreement shall remain in full force and effect.

IT IS SO AGREED:

NORTHWEST NATURAL                _________________________
GAS COMPANY

By:__________________________                    _____________________________
Sr. Vice President                            Dated: ____________, 2016
Dated: ____________, 2016